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                                                                  EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Boyd Gaming Corporation on Form S-3 relating to the issuance of $200,000,000 Senior Notes due 2003 of our reports dated August 18, 1995, included and incorporated by reference in the Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended June 30, 1995, and to the use of our report dated August 18, 1995, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 7, 1996